Exhibit 21.1

SUBSIDIARIES OF CONTANGO OIL & GAS COMPANY

At June 30, 2011

100% Owned Subsidiaries:

Name of Subsidiary	State or Country in Which Organized

Contango Operators, Inc.	Delaware
Contango Venture Capital Corporation	Delaware
Contango Energy Company	Delaware
Conterra Company	Delaware
Contango Mining Company	Delaware
Contango Alta Investments	Delaware

Partially Owned Subsidiaries:

Name of Subsidiary	State or Country in Which Organized

Republic Exploration LLC (32.3% owned by Contango Operators, Inc.)	Delaware